Exhibit 19

TRICO BANCSHARES INSIDER TRADING POLICY 2025
Policy
Introduction

The Board of Directors of TriCo Bancshares has adopted this policy to provide guidelines to all directors, officers, employees and consultants of TriCo with respect to trading in TriCo securities, as well as the securities of publicly traded companies with whom TriCo has a business relationship / certain other publicly traded companies as described in this policy.

This policy has been designed to prevent insider trading and other activities which may lead to allegations of insider trading; as well as to educate certain Company personnel regarding trading requirements. Your strict adherence to this policy will help safeguard TriCo’s reputation and will further ensure that TriCo conducts its business with the highest level of integrity and in accordance with the highest ethical standards. Each TriCo associate is responsible for the consequences of his or her actions. You are responsible for understanding and complying with this policy.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Cases have been successfully prosecuted against trading by associates through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”) investigate and are highly effective at detecting insider trading. Both the SEC and the U.S. Department of Justice pursue insider trading violations vigorously.

Sanctions and Penalties

Violations of the insider trading laws can result in severe civil and criminal sanctions. For example, under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to about $5 million and civil fines of up to three times the profit gained, or loss avoided. Failure to comply with this policy may also subject you to sanctions imposed by TriCo, up to and including immediate dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.
Responsibilities and Authorities

Any employee, officer or director who knows of or suspects any insider trading violation by any other employee, officer, or director, should report the violation immediately to our internal Legal Department or by calling our anonymous hotline, 844-920-1189 or visit tcbk.ethicspoint.com, to report such violations.

Board of Directors Responsibilities

The Board of Directors is responsible to:
1.Maintain and annually review this policy;
2.Oversee promotion and enforcement of this policy; and
3.Oversee any investigations of any tips or complaints regarding potential insider trading.

The Board has appointed oversight of enforcement of this Policy to the Company’s Secretary and the Company’s CEO/President.
Management Responsibilities
The General Counsel is responsible for ensuring it is distributed to all applicable Designated Persons and any other persons or vendors deemed appropriate to receive a copy as determined in accordance with this Policy.
Scope of This Policy
Persons Subject to This Policy. As a director, officer, employee or consultant of TriCo or its subsidiaries, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any other person or entity (for example, family members who do not live in your household, a trustee of a trust, an executor of an estate or a custodian) but whose transactions in TriCo securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in TriCo securities). You are responsible for making sure that any transaction in securities covered by this policy by any of these people complies with this policy.

Transactions Subject to This Policy. Except as provided below, this policy applies to any and all transactions in the Company’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a trust account, a retirement account, margin account or any other holding arrangement. As noted herein, the policy also can be applicable to securities of other companies.
STANDARDS

Definition of Material Non-Public Information

“Material non-public information” is any material information about TriCo that has not yet become publicly available.

Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of TriCo’s operations, since either of these might convey enough information about TriCo’s consolidated results to be considered material information. Other common examples of information that may be material include:
•information regarding sales, revenues or earnings (including projections);
•financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates;

•major changes in previously disclosed financial information;
•business trends and metrics;
•the possibility of mergers, acquisitions, investments or divestitures;
•developments in products or services;
•gain or loss of customers;
•execution or termination of contracts;
•financings or restructurings;
•non-recurring gains or losses;
•changes in business strategies;
•developments in litigation or government investigations;
•public or private debt or equity offerings;
•changes in senior management;
•TriCo share repurchases;
•regulatory developments; and
•stock splits or dividend information.

It is not possible to define all categories of material information, and you should recognize that the public, the media, and the courts may use hindsight in judging what is material. Therefore, it is important to err on the side of caution and assume information is material if there is any doubt.

Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within TriCo.

Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about TriCo should not be considered public until at least two full trading days have passed following its formal release to the market. For example, if TriCo announces earnings before trading begins on a Tuesday, the first time you can buy or sell TriCo securities is the opening of the market on Thursday (assuming you are not aware of other material non-public information at that time). If, however, TriCo announces earnings after trading begins that Tuesday, the first time you can buy or sell TriCo securities is the opening of the market on the Friday following the announcement.

Requirements Applicable to Everyone

No trading in TriCo securities while aware of material non-public information
You are prohibited from engaging in any transaction in TriCo securities while aware of material non-public information about TriCo. It makes no difference whether or not you relied upon or used material non-public information in deciding to trade – if you are aware of material non-public information about TriCo, the prohibition applies. You should avoid even the appearance of an improper transaction to preserve TriCo’s reputation for adhering to the highest ethical standards of conduct.

This prohibition covers virtually all transactions in TriCo securities. “Securities” includes common stock, options to purchase common stock, debt securities, preferred stock, and derivative securities such as put and call options, warrants, swaps, caps, and collars. Transactions in TriCo securities include purchases, sales, pledges, hedges, loans, and gifts of TriCo securities, as well as other direct or indirect transfers of

TriCo securities. Certain of these transactions are addressed in more detail below and may not be permitted under this policy. This prohibition extends to trades of TriCo securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including:
•transactions in TriCo securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you;
•transactions in TriCo securities for which you act as trustee, executor, or custodian; and
•transactions in any other account or investment involving in any way any TriCo securities over which you exercise any direct or indirect control.

Exceptions

Stock Option Exercises. This prohibition does not apply to the exercise of stock options issued under TriCo plans if the exercise price is paid in cash or through TriCo withholding a portion of the shares underlying the options. Similarly, TriCo may withhold underlying shares to satisfy tax withholding requirements. This prohibition does apply, however, to sales of the underlying stock and broker-assisted cashless exercises of options, as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.

Vesting of Restricted Stock or Settlement of RSUs/PSUs. This prohibition does not apply to the automatic deduction of shares by TriCo from your restricted stock or RSUs/PSUs account to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock or settlement of performance stock units. The prohibition does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.

Dividend Reinvestment Plan. This prohibition does not apply to purchases of TriCo stock under a dividend reinvestment plan that results from your reinvestment of dividends paid on TriCo stock held in such plan; provided your entering into such plan was during a period you were not aware of any material non-public information and (if you are a Designated Person) and was not during a quarterly blackout period. This prohibition does apply, however, to other purchases of TriCo stock under the plan that result from additional contributions you choose to make to the dividend reinvestment plan, or to increases or decreases in your level of participation in the plan. This prohibition also applies to your sale of any TriCo securities purchased pursuant to the plan.

Certain Transfers. This prohibition does not apply to the transfer of shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to a trust of which you are the sole beneficiary).

10b5-1 Plans. This prohibition does not apply to trades made pursuant to a valid “10b5-1 plan” approved by TriCo as described below.

No trading in securities of other companies while aware of material non-public information
TriCo may engage in business transactions with companies whose securities are publicly traded. These transactions may include, among other things, mergers, acquisitions, divestitures or renewal or termination of significant contracts or other arrangements. Information learned in connection with these transactions or relationships may constitute material non-public information about the other company. In addition, you may learn of other material non-public information while with the Company relevant to the securities of other companies. You are prohibited from trading in the securities of these companies while aware of material non-public information about the companies and from communicating that information to any other person for such use.

No “tipping” of material non-public information
You may not pass material non-public information about TriCo or any other company on to others or otherwise make unauthorized disclosure or use of this information, regardless of whether you profit or intend to profit by the tipping, disclosure, or use. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading.

Frequent trading of TriCo securities is strongly discouraged
Frequent trading of TriCo securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events. You are strongly discouraged from trading in TriCo securities for short-term trading profits. Daily or frequent trading, which can be time-consuming and distracting, is strongly discouraged. TriCo reserves the right to request brokerage account statements to assure compliance with this and other provisions of the policy.

No trading on rumors
Rumors within TriCo concerning matters which, if true, would be material non-public information are deemed to constitute material non-public information for purposes of this policy. Accordingly, you should not trade on the basis of these rumors.

Material non-public information must be kept confidential
Material non-public information about TriCo or its business partners is the property of TriCo, and unauthorized disclosure or use of that information is prohibited. That information should be maintained in strict confidence and should be discussed, even within TriCo, only with persons who have a “need to know.” You should exercise the utmost care and circumspection in dealing with information that may be material non-public information. Conversations in public places, such as hallways, elevators, restaurants, and airplanes, involving information of a sensitive or confidential nature should be avoided. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information. The unauthorized disclosure of information could result in serious consequences to TriCo, whether or not the disclosure is made for the purpose of facilitating improper trading in securities.

Participation in electronic bulletin boards, chat rooms, blogs or websites must be consistent with this Policy
Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of material non-public information about TriCo or material non-public information with respect to other companies that you come into possession of as an associate of TriCo.

Public disclosures should be made only by authorized officers
No individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, analysts, investors, or others outside of TriCo. You should not respond to these inquiries unless expressly authorized to do so and should refer any inquiries to the Chief Executive Officer or the Chief Financial Officer.

Post-employment transactions may be prohibited
The portions of this policy relating to trading while in possession of material non-public information and the use or disclosure of that information continue to apply to transactions in TriCo securities even after termination of employment or association with TriCo. If you are aware of material non-public information about TriCo when your employment or other business relationship with TriCo ends, you may not trade in TriCo securities or disclose the material non-public information to anyone else until that information is made public or becomes no longer material.

Exceptions
In certain limited circumstances, a transaction otherwise prohibited by this policy may be permitted if, prior to the transaction, the General Counsel determines that the transaction is not inconsistent with the purposes of this policy. The existence of a personal financial emergency does not excuse you from compliance with this policy and will not be the basis for an exception to the policy for a transaction that is inconsistent with the purposes of the policy.

Additional Requirements Applicable to Designated Persons

“Designated Persons” are those who are at an enhanced risk of possessing inside information and who therefore must exercise greater diligence to comply with insider trading prohibitions. This group includes:
•all members of the Board of Directors
•each officer of the Company who has been designated by the Board of Directors as an “executive officer” for the purposes of the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended
•any additional persons that the Company may from time to time designate as being subject to these additional restrictions because of their position with the Company and access to material non-public information.

This list shall be periodically updated by the General Counsel in consultation with TriCo’s Chief Executive Officer, Chief Financial Officer, and other senior executive officers. Updates to the list do not require additional approvals. The General Counsel will notify you if you are considered a Designated Person under this policy.

If you are a Designated Person that is not a director or executive officer, the procedures set forth in this section of the policy will cease to apply to your transactions in TriCo securities upon the expiration of any blackout period that is applicable to your transactions at the time your employment or other relationship with TriCo ends. Directors will remain Designated Persons for a period of six months following the last day of service as a director of TriCo, and executive officers will remain Designated Persons for a period of six months following the last day of employment with TriCo. This period will be longer if you remain in receipt of material non-public information after your departure.

Quarterly blackout periods
No Designated Person may trade in TriCo securities during a quarterly blackout period, regardless of whether they are then actually aware of material non-public information.

A quarterly blackout period is in effect with respect to each quarterly earnings announcement, starting on the close of trading on the 15th day of the third month of the applicable TriCo fiscal quarter and ending when two full trading days have passed following the public announcement of TriCo’s quarterly financial results; provided you have been notified that the blackout period has ended. TriCo has selected this period because it is the time when there is likely to be material non-public information about TriCo that may be available to Designated Persons.

For certain Designated Persons designated by the General Counsel, in consultation with the Chief Executive Officer and the Chief Financial Officer from time to time, the quarterly blackout period may start prior to close of the 15th day of the third month of the quarter.

Notwithstanding the above, a quarterly blackout period does not prohibit trading in TriCo securities pursuant to a valid pre-existing 10b5-1 plan approved by TriCo as described below.

Event-specific blackout periods
Although you are always responsible for monitoring for yourself whether you possess material non-public information, from time-to-time TriCo may decide to impose a special trading blackout on those Designated Persons who are aware of particular information that TriCo determines may be considered material non-public information. This kind of trading blackout may be imposed in connection with a potential acquisition, a financial analyst conference, an anticipated positive or negative earnings surprise or other material development. If you are subject to the blackout, you may not trade in any TriCo securities, except pursuant to a 10b5‑1 plan previously approved by TriCo, until notified that the blackout has ended.

The General Counsel, in consultation with the Chief Executive Officer and the Chief Financial Officer, will determine whether an event-specific blackout should be imposed. The existence of an event-specific blackout will not be generally announced. If you are covered by the event-specific blackout, the General Counsel will notify you. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to anyone else.

Trading pre-clearance requirement for certain Designated Persons
Certain Designated Persons designated by the General Counsel, in consultation with the Chief Executive Officer and the Chief Financial Officer from time to time, must obtain pre-clearance by TriCo’s General Counsel or, in his or her absence, TriCo’s Chief Financial Officer (each an “Approving Person”) before engaging in any transaction involving TriCo securities, including, but not limited to, purchases, sales, and gifts. Those Designated Persons who are required to obtain pre-clearance will be notified from time to time by the General Counsel of the applicable pre-clearance or other procedures applicable to them. The following Designated Persons are always subject to pre-clearance: directors and "executive officers" as defined in Section 16 of the Exchange Act. Each Approving Person should consult with the other Approving Person, or his or her designee, prior to granting pre-clearance for trades. Neither Approving Person may engage in a transaction in TriCo securities unless the other Approving Person has pre-cleared the transaction.

The Approving Persons are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this policy. In certain circumstances, other employees may be asked to clear with an Approving Person all proposed transactions before initiating them. The fact that a particular intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Approving Person.

If a request for pre-clearance is approved, you have three business days to affect the transaction (or, if sooner, before commencement of a quarterly or event-specific blackout period). Under no circumstance may a person trade while aware of material non-public information about TriCo, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed, you must not affect the pre-cleared transaction.

TriCo’s approval of any particular transaction under this pre-clearance procedure does not insulate any Designated Person from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of material non-public information about TriCo rests with that individual in all cases.

No short sales of TriCo securities
You may not engage in short sales of TriCo securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned). Generally, short sales are transactions whereby a person will benefit from a decline in the price of the securities, and TriCo believes it is inappropriate for associates to engage in these transactions with respect to TriCo securities.

No trading in derivatives of TriCo
You may not trade in derivatives of a TriCo security, such as exchange-traded put or call options and forward transactions.

No hedging transactions
Certain forms of hedging or monetization transactions may offset a decrease, or limit your ability to profit from an increase in the value of TriCo securities you hold, enabling you to continue to own TriCo securities without the full risks and rewards of ownership. TriCo believes that such transactions separate the holder's interests from those of other stockholders. Therefore, you and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit your ability to profit from an increase in the market value of TriCo securities.

No margin accounts or pledges
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in TriCo securities, you are prohibited from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Limited use of standing orders
Standing orders should be used only for three business days. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. A standing order incorporated into a 10b5-1 plan approved by TriCo is permitted.

10b5-1 Plans
SEC Rule 10b5-1(c) of the Securities Exchange Act of 1934 permits corporate insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) that can be useful in enabling insiders to plan ahead without fear that they might become exposed to material non-public information that will prevent them from trading. Where a valid 10b5-1 plan has been established at a time when the insider was not in possession of material non-public information, trades executed as specified by the plan do not violate the securities laws or this policy even if the insider is in possession of material non-public information at the time the trade is executed. Trades executed as specified by the plan are not subject to the pre-clearance requirement.

To qualify as a 10b5-1 plan for purposes of this policy, the plan must meet the following requirements:

•It must be reviewed and approved in advance by the General Counsel at least five business days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the General Counsel at least five business days in advance of being entered into);
•It provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on your status with the Company. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all others, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan.
•It is entered into in good faith, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when you are not in possession of material nonpublic information about the Company; and, if you are a director or officer, the 10b5-1 plan must include representations certifying to that effect; and
•It gives a third party the discretionary authority to execute such purchases and sales, outside your control, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
•It is your only outstanding approved 10b5-1 plan with the Company (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No 10b5-1 plan may be adopted during a blackout period. The General Counsel may consider additional factors in approving a 10b5-1 plan, including, but not limited to, compliance with TriCo’s applicable minimum stock ownership guidelines. These pre-planned trading programs are available only to corporate officers and such other TriCo employees as may be designated from time to time by the Chief Executive Officer, the Chief Financial Officer, and the General Counsel. For more information about how to establish a 10b5-1 plan, please contact the General Counsel. TriCo reserves the right to disapprove any submitted plan.

Other Securities Matters – Section 16 Insiders
Short-Swing Profits. Executive officers, directors and holders of 10% or more of the Company's securities as defined in Section 16 of the Exchange Act are liable for any "short-swing" profits from purchases and sales of the Company's securities under Section 16(b) of the Exchange Act. The practical effect of this section provides that any such person who makes both a purchase and sale (or a sale and purchase) of the Company's securities within a period of six months must pay to the Company the excess of the sale price over the purchase price even if no real profit was made. This obligation exists whether or not the person had knowledge of any material nonpublic information. Under Section 16, the receipt of options under the Company's stock option plans, the exercise of that option and the purchase of Company common stock through our ESOP or 401(k) plan is not subject to these restrictions; however, the sale of any such shares purchased is subject to this six-month rule.
Filing Disclosures. Directors and "executive officers" as defined in Section 16 of the Exchange Act are required to file forms with the Securities and Exchange Commission disclosing certain acquisition or disposition activity in Company securities (i.e., on Form 3, Form 4, and Form 5). Disclosure of trading by these persons may be required within two business days following any trading activity in Company securities.

Brokerage Accounts. Directors and "executive officers" as defined in Section 16 of the Exchange Act (“Section 16 Persons”) should use only a broker who is familiar with the requirements of Section 16 under the Exchange Act, Rule 144 under the Securities Act of 1933, and this Policy. Section 16 Persons and directors must report to the General Counsel any brokerage account that they directly or indirectly hold or trade in TriCo stock. Such initial information shall include the name, address and phone number of the brokerage firm and an individual contact at the brokerage firm that is familiar with the individual’s account. The broker shall be required to maintain appropriate controls on the account to avoid inadvertent trading in violation of Section 16. The General Counsel shall determine whether the broker meets these requirements, including the ability to comply with Section 16. The broker will be responsible to provide periodic updates/reports on any TriCo stock holdings by the insider and proof of compliance to the General Counsel as requested. Section 16 Persons should remember that a broker has no legal responsibility for a client’s Section 16 filing or short-swing profit rule violations.

Inquiries

Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the General Counsel.

Definitions

Term	Definition
Company or TriCo	Trico Bancshares and its subsidiaries, including but not limited to, Tri Counties Bank
Designated Persons
Designated Persons include:
A.Each director of TriCo Bancshares or its subsidiaries (the "Company");
B.Each officer of the Company who has been designated by our board of directors as an "executive officer" for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
C.Any additional persons that the Company may from time to time designate as being subject to this policy because of their position with the Company and access to material nonpublic information.

Trading Window	The period of time that: (i) begins after the close of trading two full trading days following the Company's quarterly earnings release and (ii) ends at the close of trading on the 15th day of the third month of each fiscal quarter (i.e., March, June, September and December).
Puts & Calls	Publicly traded options to sell or buy stock.
Insider Trading	Trading of a public company's stock or other securities (such as bonds or stock options) by individuals with access to non-public information about the company.
Safe Harbor	A provision of a statute or a regulation that specifies that certain conduct will be deemed not to violate a given rule.
Blackout Period	A period when a public company's directors, officers, and specified employees cannot trade the company's stock.
Margin Account	An account offered by brokerages that allows investors to borrow money to buy securities.
Broker	Individuals who bring together buyers and sellers of investments. They are usually required to be licensed to act on behalf of buyers and sellers of stock.
Short swing profit	Profits made from the purchase and sale of company stock if both transactions occur within a six-month period.
RSU	A Restricted Share Unit (RSU) is a vehicle the Board may use from time to time, to grant Company stock as a compensation award to certain employees. These units (equal in value to one share of common stock of the Corporation) are restricted until a specified vesting period has passed.
PSU	A Performance Share Unit (PSU) is a vehicle the Board may use from time to time, to grant Company stock as a compensation award to certain employees based upon achievement of pre-established performance targets. These units (equal in value to one share of common stock of the Corporation) are restricted until a vesting period has passed, as outlined in the Company’s Equity Plan or agreed to as set forth at the time of the grant.
Approval Persons	The individuals appointed to review and approve pre-clearance trading requests.

ATTACHMENT A – Insider Trading Pre-Clearance Request Form
TRICO BANCSHARES
INSIDER TRADING PRE-CLEARANCE REQUEST
    Individual Proposing to Trade:
    Proposed Trade:
    Proposed Trade Date:
    Trading Window. Confirm that the trade will be made during a trading window.
    Section 16 Compliance. Confirm, if the individual is an executive officer or director subject to Section 16 of the Securities Exchange Act of 1934, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions, or will not otherwise violate Section 16 trading prohibitions.
Also, ensure that a Form 4 has been or will be completed and will be timely filed.
    Rule 144 Compliance. Confirm proposed trade is under Rule 144 (generally, sales by directors, executive officers, 10% stockholders, or any shares previously issued without registration), that:
        Current public information requirement has been met;
    Shares are not restricted or, if restricted, the one-year holding period has been met;
    Volume limitations are not exceeded (confirm the individual is not part of an aggregated group);
        The manner of sale requirements have been met; and
        The Notice of Form 144 has been completed and filed.
    Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Authorized Outside Counsel has discussed with the individual any information known to the individual or the Authorized Outside Counsel which might be considered material, so that the individual has made an informed judgment as to the presence of inside information.
Date:
General Counsel
Date:
Signature of Designated Person